Exhibit 99.1

United Online Reports Fourth Quarter and Full-Year 2009 Results

  Total Revenues of $249.5 Million, Operating Income of $32.8 Million and Adjusted OIBDA of $60.4 Million in Q4 2009
  FTD Segment Revenues Increase Six Percent in Q4 2009 vs. Prior-Year Quarter
  Quarterly Net Cash From Operating Activities of $59.3 Million and Free Cash Flow of $52.8 Million
  Debt Repayments of $47.2 Million in Q4 2009 Including Voluntary Prepayments of $37.0 Million on FTD Debt

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--February 17, 2010--United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today reported financial results for its fourth quarter and year ended December 31, 2009.

“United Online delivered a strong finish to 2009, as our fourth quarter results exceeded our quarterly guidance for revenues and came in towards the high end of our guidance for adjusted OIBDA,” commented Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online. “The FTD segment had a particularly strong quarter, highlighted by an impressive 9% year-over-year increase in consumer orders that served as the catalyst for the segment’s return to year-over-year revenue growth. Our continuing efforts to promote the florist-designed arrangements among our product offerings and highlight the quality of FTD florists resulted in an impressive 25% year-over-year increase in consumer orders fulfilled by our network of FTD florists based in the U.S. and Canada in the fourth quarter.”

“Equally important, for the full-year 2009 United Online delivered adjusted OIBDA of $247.9 million, representing our eighth consecutive year of record annual adjusted OIBDA, even excluding our FTD segment to ensure a consistent comparison since we acquired FTD during 2008,” Goldston added. “This achievement is a testament to our operating discipline throughout the company, and is particularly gratifying considering the economic headwinds prevalent throughout 2009.”

Summary Results for Fourth Quarter Ended December 31, 2009:

The following table summarizes key financial results for the fourth quarter ended December 31, 2009.

Financial Highlights	Q4 2009	Q4 2008	% Change
FTD revenues	$141.1	$133.7	6%
Classmates Media revenues	60.7	62.6	(3%)
Communications revenues	48.4	60.1	(19%)
Intersegment eliminations	(0.8)	(0.2)	N/A
Consolidated revenues	$249.5	$256.2	(3%)

GAAP operating income (loss)	$32.8	$(133.8)	N/A

Adjusted OIBDA(1)	$60.4	$65.0	(7%)

GAAP net income (loss) applicable to common stockholders	$16.5	$(137.9)	N/A
GAAP diluted net income (loss) per common share	$0.19	$(1.68)	N/A

Adjusted net income applicable to common stockholders(2)	$31.9	$28.6	12%
Adjusted diluted net income per common share(2)	$0.37	$0.34	9%

  Consolidated revenues were $249.5 million, a decrease of 3% versus the year-ago quarter.
  The Communications segment represented 19% of consolidated revenues, reflecting the first quarter in which the segment has contributed less than 20% of total revenues.
  Adjusted OIBDA(1) was $60.4 million, a decrease of 7% versus the year-ago quarter. Excluding a favorable net settlement of $3.3 million ($2.1 million, or $0.03 per diluted common share, net of tax) in Q4 2008 related to a non-income tax dispute for prior periods, adjusted OIBDA would have decreased 2% year-over-year.
  GAAP diluted net income per common share improved to $0.19, versus a diluted net loss per common share of ($1.68) in the year-ago quarter. The 2008 quarter included a charge related to the impairment of goodwill and other intangible assets equivalent to ($1.88) per diluted common share, partially offset by the favorable net settlement equivalent to $0.03 per diluted common share referenced above.
  Adjusted diluted net income per common share(2) increased to $0.37, up 9% versus $0.34 in the year-ago quarter.

Scott H. Ray, Executive Vice President and Chief Financial Officer, commented, “We generated free cash flows of $52.8 million in the fourth quarter, representing a substantial 21% of revenues for the period. In addition, we made $47.2 million in debt repayments during the quarter, including $37.0 million in voluntary prepayments on our FTD debt. All told, we reduced our net debt position by $39.2 million in the fourth quarter and by $95.5 million for the full year, resulting in net debt of $213.4 million at December 31, 2009.”

Summary Results for Year Ended December 31, 2009:

The financial results for the year ended December 31, 2009 include 12 months of operations from FTD, whereas FTD's operations were included in the year ended December 31, 2008 financial results only from August 26, 2008, the date of acquisition by United Online.

  Revenues were $990.1 million, an increase of 48% versus the prior year. The increase was attributable to the company’s acquisition of FTD on August 26, 2008.
  Adjusted OIBDA was $247.9 million, an increase of 30% versus the prior year. The increase was primarily attributable to the FTD acquisition. 2009 represents the eighth consecutive year in which United Online has achieved new record levels for consolidated adjusted OIBDA, even excluding the FTD segment to ensure a consistent comparison since FTD was acquired during 2008.
  GAAP diluted net income per common share was $0.78, versus a GAAP diluted net loss per common share of ($1.33) in 2008. The 2008 results included a charge related to the impairment of goodwill and other intangible assets equivalent to ($2.10) per diluted common share.
  Adjusted diluted net income per common share was a record $1.42, an increase of 10% versus $1.29 in the prior year.

Cash Flows, Balance Sheet and Dividend Highlights:

  Cash flows from operations and free cash flow(4) were $59.3 million and $52.8 million, a decrease of 7% and 4%, respectively, versus the year-ago quarter. The decreases in cash flows were primarily attributable to changes in working capital.
  For the year ended December 31, 2009, operating cash flow and free cash flow were $163.5 million and $139.9 million, unchanged and a decline of 3%, respectively, versus the prior year.
  Cash and cash equivalents at December 31, 2009 decreased to $115.5 million from $121.4 million at September 30, 2009, representing a net decrease of $5.9 million during the fourth quarter, and representing a net increase of $11.0 million from $104.5 million at December 31, 2008.
  Total debt, net of discounts, at December 31, 2009 was $328.9 million, a decrease of $45.1 million from $374.0 million at September 30, 2009, and representing a decrease of $84.5 million from $413.5 million at December 31, 2008.
  Net debt at December 31, 2009 was $213.4 million, a decrease of $39.2 million from $252.6 million at September 30, 2009, and representing a decrease of $95.5 million from $309.0 million at December 31, 2008.
  The company paid $9.1 million in cash dividends during the quarter.
  The company’s Board of Directors recently declared a quarterly cash dividend of $0.10 per share that is payable on February 26, 2010 to stockholders of record on February 14, 2010.

Segment Results for Fourth Quarter Ended December 31, 2009:

FTD:

	(in millions, except percentages)
				% Change @
Financial Highlights	Q4 2009	Q4 2008	% Change	Constant Currency
Products revenues	$108.4	$97.8	11%
Services revenues	31.7	34.2	(7%)
Advertising revenues	1.0	1.7	(43%)
Segment revenues	$141.1	$133.7	6%	4%

Segment income from operations	$18.5	$(157.6)	N/A
Segment adjusted OIBDA(1)	$21.1	$20.2	4%
as a % of segment revenues(1)	15.0%	15.1%

	(in thousands, except percentages, exchange rates and AOV)
				% Change @
Metrics Highlights	Q4 2009	Q4 2008	% Change	Constant Currency
Consumer orders(5)	1,594	1,467	9%
Average order value(5)	$60.14	$58.80	2%	1%
British Pound / U.S. Dollar exchange rate (average)	1.63	1.56	N/A

  Segment revenues were $141.1 million, an increase of 6% versus the year-ago quarter. Excluding the favorable impact from foreign currency exchange rates, segment revenues increased 4% versus the year-ago quarter,
  Segment adjusted OIBDA(1) was $21.1 million, an increase of 4% versus the year-ago quarter.
  Segment adjusted OIBDA as a percentage of segment revenues was 15.0%, essentially flat versus 15.1% in the year-ago quarter.
  Consumer orders(5) were 1.6 million, an increase of 9% versus the year-ago quarter.
  Average order value(5) (“AOV”) was $60.14, a 2% increase versus an AOV of $58.80 in the year-ago quarter. Excluding the favorable impact from foreign currency exchange rates, AOV increased 1% versus the year-ago quarter.

Classmates Media:

	(in millions, except percentages)
Financial Highlights	Q4 2009	Q4 2008	% Change
Services revenues	$36.7	$37.6	(3%)
Advertising revenues	24.0	25.0	(4%)
Segment revenues	$60.7	$62.6	(3%)

Segment income from operations	$15.5	$19.3	(19%)
Segment adjusted OIBDA(1)	$21.5	$22.0	(3%)
as a % of segment revenues(1)	35.3%	35.2%

	(in thousands, except percentages)
Metrics Highlights	Q4 2009	Q4 2008	% Change
Segment pay accounts(3)	4,886	4,319	13%
Net quarterly growth in segment pay accounts(3)	101	232	(56%)
Segment active accounts(3)	19,400	16,000	21%

  Segment revenues were $60.7 million, a decrease of 3% versus the year-ago quarter.
  Segment adjusted OIBDA was $21.5 million, a decrease of 3% versus the year-ago quarter. Excluding the favorable net settlement of $3.3 million in the year-ago quarter related to a non-income tax dispute for prior periods, segment adjusted OIBDA would have increased 15% year-over-year.
  Segment adjusted OIBDA as a percentage of segment revenues was 35.3%, essentially flat with the year-ago quarter, despite the favorable net settlement of $3.3 million in the year-ago quarter.
  Segment pay accounts(3) at December 31, 2009 were 4.9 million, an increase of 13% versus 4.3 million at December 31, 2008.
  Segment active accounts(3) were a record 19.4 million, an increase of 21% versus 16.0 million in the year-ago quarter and an increase of 15% versus 16.9 million in the quarter ended September 30, 2009.

Communications:

	(in millions, except percentages)
Financial Highlights	Q4 2009	Q4 2008	% Change
Services revenues	$39.5	$49.7	(21%)
Advertising revenues	9.0	10.5	(14%)
Segment revenues	$48.4	$60.1	(19%)

Segment income from operations	$13.4	$18.8	(29%)
Segment adjusted OIBDA(1)	$17.9	$22.8	(22%)
as a % of segment revenues(1)	36.9%	37.9%

	(in thousands, except percentages)
Metrics Highlights	Q4 2009	Q4 2008	% Change
Segment pay accounts(3)	1,350	1,735	(22%)

  Segment revenues were $48.4 million, a decrease of 19% versus the year-ago quarter, primarily due to a continuing decline in segment pay accounts.
  Segment adjusted OIBDA was $17.9 million, a decrease of 22% versus the year-ago quarter.
  Segment adjusted OIBDA was 36.9% of segment revenues, compared to 37.9% of segment revenues in the year-ago quarter.
  Segment pay accounts at December 31, 2009 were 1.4 million, a decrease of 22% versus 1.7 million at December 31, 2008.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this press release. The company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced later in this announcement under the caption "Cautionary Information Regarding Forward-Looking Statements." These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

First-Quarter 2010 Guidance:

The company recently terminated its domestic post-transaction marketing contracts. Those contracts generated $26.5 million in advertising revenues in 2009, including $6.6 million during the fourth quarter of 2009. As a result, the guidance below assumes that advertising revenues from domestic post-transaction offerings will be approximately $5 million lower in the first quarter of 2010 when compared to the $6.6 million generated in the fourth quarter of 2009.

First-Quarter 2010 (in millions)	Guidance
Revenues	$246.0 – $254.0
Adjusted OIBDA(1)	$46.0 – $52.0

First-Quarter 2010 (in millions) Supplemental Information	Guidance
Net interest expense	$6.8
Shares used to calculated adjusted diluted net income per common share(2)	86.8
Shares used to calculated diluted net income per common share	86.4

The table below reconciles the company’s guidance for operating income, a GAAP measure, to adjusted OIBDA.

First-Quarter 2010 (in millions)	Guidance
GAAP Operating Income	$21.0 ─ $27.0
Depreciation	6.6
Amortization of intangible assets	8.4
Stock-based compensation	10.0
Adjusted OIBDA(1)	$46.0 ─ $52.0

Investor Conference Call on February 17, 2010 at 5:00 p.m. ET (2:00 p.m. PT):

United Online will host a conference call on February 17, 2010 at 5:00 p.m. ET (2:00 p.m. PT) to discuss its quarterly and full-year 2009 results. To participate, please dial 800-723-6575 (or 785-830-1997 outside of the U.S.), and provide the confirmation code, 9620194. A live webcast of the call, along with a presentation containing financial highlights for the quarter and year ended December 31, 2009, can also be accessed through the “investors” section of the company’s Web site located at www.unitedonline.com. The presentation and a replay of the broadcast will be available on the Web site for seven days, or by dialing 888-203-1112 (or 719-457-0820 outside of the U.S.) and the confirmation code, 9620194. The telephone replay will be available through 5 p.m. ET on February 24, 2010.

Definitions of Non-GAAP Measures:

(1) Adjusted operating income before depreciation and amortization (“adjusted OIBDA”) is defined by the company as operating income before depreciation; amortization; stock-based compensation; restructuring and related charges; and impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA has been modified from time to time. Management believes that because adjusted OIBDA excludes (i) certain non-cash expenses (such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company's core operating results over time (such as restructuring and related charges), this measure provides investors with additional useful information to measure the company's financial performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company's performance. The company's board of directors has used this measure as a basis in determining certain compensation incentives for certain members of the company's management. Adjusted OIBDA is not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the company's workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring and related charges and the impairment of goodwill, intangible assets and long-lived assets. Management compensates for this limitation by providing supplemental information about restructuring and related charges and impairment charges within its financial press releases and Securities and Exchange Commission (“SEC”) filings, when applicable. An additional limitation associated with the use of this measure is that the term “adjusted OIBDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, operating income, directly ahead of adjusted OIBDA within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to operating income is provided in the accompanying tables.

Adjusted OIBDA for each of the company's segments is defined by the company as segment income from operations, as set forth in the company's Forms 10-K and Forms 10-Q, before stock-based compensation, restructuring and related charges and the impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA for each of the company’s segments has been modified from time to time. Management believes that because segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues exclude (1) certain non-cash expenses (such as stock-based compensation, and the impairment of goodwill, intangible assets and long-lived assets); and (2) expenses that are not reflective of the segment’s core operating results over time (such as restructuring and related charges), these measures provide investors with additional useful information to evaluate the company’s segment financial performance, particularly with respect to changes in performance from period to period. Segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with these measures is that they do not include stock-based compensation expenses related to the company’s workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses within the accompanying tables and in the footnotes accompanying its financial statements. A further limitation associated with the use of these measures is that they do not reflect the costs of restructuring and related charges and impairment charges related to an operating segment. Management compensates for this limitation by providing supplemental information about restructuring and related charges and impairment charges by segment within its financial press releases and SEC filings, when applicable. A reconciliation to segment income from operations, its most comparable GAAP measure, is provided in the accompanying tables.

(2) Adjusted net income is defined by the company as net income before the after-tax effect of: stock-based compensation; amortization of intangible assets; restructuring and related charges; impairment of goodwill, intangible assets and long-lived assets; the cumulative effect of a change in accounting principle as a result of the adoption of Accounting Standards Codification 718, Compensation – Stock Compensation; and the re-measurement of certain deferred tax assets. Management believes that adjusted net income and adjusted diluted net income per common share provide investors with additional useful information to measure the company’s financial performance, particularly with respect to changes in performance from period to period, because these measures are exclusive of (i) certain non-cash expenses (such as stock-based compensation, amortization of intangible assets, the cumulative effect of a change in accounting principle, and the impairment of goodwill, intangible assets and long-lived assets) and (ii) expenses that are not reflective of the company’s core results over time (such as restructuring and related charges). Management also uses adjusted net income and adjusted diluted net income per common share for this purpose. Adjusted net income and adjusted diluted net income per common share are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitations of adjusted net income and adjusted diluted net income per common share are that, similar to adjusted OIBDA, they do not include certain costs, and the terms “adjusted net income” and “adjusted diluted net income per common share” do not have standardized meanings. Therefore, other companies may use the same or similarly named measures but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures, net income and diluted net income per common share, directly ahead of adjusted net income and adjusted diluted net income per common share within its financial press releases and by providing a reconciliation of adjusted net income that shows and describes the adjustments made. A reconciliation of adjusted net income to net income, its most comparable GAAP measure, is provided in the accompanying tables.

(3) A pay account is defined as a member who has subscribed to, and paid for, our Classmates Media or Communications services, and whose subscription has not expired. A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts. At any point in time, our pay account base includes a number of accounts receiving a free period of service as either a promotion or retention tool and a number of accounts that have notified us that they are terminating their service but whose service remains in effect.

Classmates Media segment active accounts are defined as the sum of all social networking pay accounts as of the date presented; the monthly average for the period of all free social networking accounts who have visited the company’s domestic or international social networking Web sites (excluding The Names Database) at least once during the period; and the monthly average for the period of all online loyalty marketing members who have earned or redeemed points during such period. Communications segment active accounts include all Communications segment pay accounts as of the date presented combined with the number of free Internet access and email accounts that logged on to the company’s services at least once during the preceding 31 days.

(4) Free cash flow is defined by the company as net cash provided by operating activities, less capital expenditures and including the excess tax benefits from stock-based compensation and cash paid for restructuring and related charges. Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets and prior to cash paid for restructuring and related charges. It also fully reflects the tax benefits realized by the company from stock-based compensation. This measure is used by management, and may also be useful for investors, to assess the company’s ability to pay its quarterly dividend, repay debt obligations, generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effect potential acquisitions and share repurchases. Free cash flow is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, measures determined in accordance with GAAP. A limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities, directly ahead of free cash flow within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

(5) Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com Web site and the 1-800-SEND-FTD telephone number, and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie Web sites and a toll-free telephone number. Orders originating with a florist or other retail location for delivery to consumers are not included.

Average order value represents the average U.S. Dollar amount received for consumer orders delivered during a period. This average U.S. Dollar amount is determined after translating the British Pound amounts received for orders delivered in the U.K. and the Republic of Ireland into U.S. Dollars. Average order value includes merchandise revenue and shipping and service fees paid by the consumer, less certain discounts and certain refunds.

About United Online®:

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer products and services over the Internet, where the company’s brands have attracted a large online audience that includes more than 60 million registered consumer accounts. The company’s floral and related offerings include products and services for consumers and retail florists, as well as for other retail locations offering floral products and services, in the U.S., Canada, the United Kingdom, and the Republic of Ireland. The floral business utilizes the highly recognized FTD (www.ftd.com) and Interflora (www.interflora.co.uk) brands, both supported by the Mercury Man logo that is displayed in approximately 45,000 retail floral shops worldwide. The company’s Classmates Media services include online social networking (www.classmates.com) and online loyalty marketing (www.mypoints.com) in North America. Classmates Media also operates online social networking Web sites in a number of European countries. The company’s Communications services include value-priced Internet access and email provided by NetZero (www.netzero.com) and Juno (www.juno.com).

Headquartered in Woodland Hills, CA, United Online operates through a global network of locations in the U.S., the United Kingdom, Germany, and India. More information about United Online is available on the company’s Web site located at: (www.unitedonline.com).

Cautionary Information Regarding Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about future financial performance; revenues; operating expenses; operating income; capital expenditures; depreciation and amortization; and stock-based compensation. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the severity and duration of current economic conditions; the company’s inability to maintain or increase its advertising revenues, including from post-transaction offerings; risks associated with litigation and governmental regulations or investigations; changes in marketing conditions and laws; the company’s inability to retain or grow its free and pay accounts and the members of the floral network; the effect of competition; risks associated with the commercialization of new services or features; financial market risk resulting from fluctuations in foreign currency exchange rates, particularly the British Pound and Euro; failure to achieve expanded marketing opportunities and efficiencies and other benefits associated with the acquisition of FTD Group, Inc. and its subsidiaries (“FTD”), or to implement any or all planned marketing initiatives; the effects of seasonality; changes in stock-based compensation due to future equity issuances or other reasons; changes in amortization or depreciation due to a variety of factors; potential write down, reserve against or impairment of assets including receivables, goodwill, intangible assets or other assets; changes in tax laws, the company’s business or other factors that would impact anticipated tax benefits; the company’s inability to achieve the expected benefits of its reductions-in-force or any other cost-reduction initiatives; that the company will incur additional restructuring and related charges; the company’s inability to enforce or defend its ownership and use of intellectual property; problems associated with the company’s operations, systems or technologies; the company’s inability to retain key customers, vendors and personnel; changes in the floral industry; the inability to successfully integrate the financial, accounting and administrative functions of United Online, Inc. and FTD; the impact of, and restrictions associated with, the company’s indebtedness; as well as the risk factors disclosed in the company’s filings with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenues
Services	$141,086	$158,337	$576,005	$536,420
Products	108,404	97,825	414,127	132,983
Total revenues	249,490	256,162	990,132	669,403
Operating expenses:
Cost of revenues - services (a)	28,665	31,608	112,543	114,816
Cost of revenues - products (a)	81,402	73,764	304,868	100,069
Sales and marketing(a)	47,286	58,076	202,871	173,042
Technology and development(a)	15,578	16,309	65,215	56,715
General and administrative(a)	33,045	25,465	121,677	92,219
Amortization of intangible assets	8,592	8,591	34,844	18,415
Restructuring charges	2,121	-	2,121	656
Impairment of goodwill, intangible assets and long-lived assets	-	176,150	-	176,150
Total operating expenses	216,689	389,963	844,139	732,082

Operating income (loss)	32,801	(133,801)	145,993	(62,679)

Interest income	361	490	1,545	4,527
Interest expense	(8,977)	(9,419)	(33,524)	(13,170)
Other income (expense), net	3,517	(766)	4,215	(48)

Income (loss) before income taxes	27,702	(143,496)	118,229	(71,370)
Provision for (benefit from) income taxes	10,092	(5,933)	48,144	23,287
Net income (loss) (b)	$17,610	$(137,563)	$70,085	$(94,657)
Income allocated to participating securities (b)	(1,154)	(355)	(4,647)	(3,065)
Net income (loss) applicable to common stockholders (b)	$16,456	$(137,918)	$65,438	$(97,722)

Basic net income (loss) per common share (b)	$0.19	$(1.68)	$0.78	$(1.33)
Shares used to calculate basic net income (loss) per common share(b)	84,667	81,880	83,698	73,236
Diluted net income (loss) per common share (b)	$0.19	$(1.68)	$0.78	$(1.33)
Shares used to calculate diluted net income (loss) per common share(b)	86,105	81,880	84,386	73,236

Shares outstanding at end of period	84,958	82,107	84,958	82,107

(a) Stock-based compensation was allocated as follows:
Cost of revenues - services	$215	$274	$943	$1,049
Cost of revenues - products	23	-	43	-
Sales and marketing	1,352	1,722	5,472	7,250
Technology and development	1,143	1,147	4,856	6,410
General and administrative	8,143	5,278	28,766	21,818
Total stock-based compensation	$10,876	$8,421	$40,080	$36,527

(b) The Company computes earnings per share in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, which requires the allocation of net income between common stockholders and participating securities when computing earnings per share. ASC 260 has been retroactively applied to the company’s unaudited condensed consolidated statement of operations for the quarter and year ended December 31, 2008 and did not have a material impact on the calculation of basic or diluted net income per share applicable to common stockholders.

UNITED ONLINE, INC.
Unaudited Reconciliations of Non-GAAP Financial Data
(in thousands)

Unaudited Reconciliation of Operating Income (Loss) to Adjusted Operating Income Before Depreciation and Amortization (OIBDA) (1)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating income (loss)	$32,801	$(133,801)	$145,993	$(62,679)
Depreciation	6,020	5,685	24,829	21,358
Amortization of intangible assets	8,592	8,591	34,844	18,415
Operating income (loss) before depreciation and amortization	47,413	(119,525)	205,666	(22,906)
Stock-based compensation	10,876	8,421	40,080	36,527
Restructuring charges	2,121	-	2,121	656
Impairment of goodwill, intangible assets and long-lived assets	-	176,150	-	176,150
Adjusted operating income before depreciation and amortization	$60,410	$65,046	$247,867	$190,427

Unaudited Reconciliation of Segment Income (Loss) from Operations to Segment Adjusted OIBDA(1)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
FTD:
Segment income (loss) from operations	$18,536	$(157,589)	$76,928	$(149,405)
Stock-based compensation	2,570	1,941	8,628	1,941
Impairment of goodwill, intangible assets and long-lived assets	-	175,867	-	175,867
Segment adjusted operating income before depreciation and amortization	$21,106	$20,219	$85,556	$28,403

Classmates Media:
Segment income from operations	$15,517	$19,261	$58,793	$47,309
Stock-based compensation	3,815	2,772	14,696	12,778
Restructuring charges	2,121	-	2,121	-
Segment adjusted operating income before depreciation and amortization	$21,453	$22,033	$75,610	$60,087

Communications:
Segment income from operations	$13,360	$18,803	$69,945	$79,190
Stock-based compensation	4,491	3,708	16,756	21,808
Restructuring charges	-	-	-	656
Impairment of goodwill, intangible assets and long-lived assets	-	283	-	283
Segment adjusted operating income before depreciation and amortization	$17,851	$22,794	$86,701	$101,937

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Income (Loss) to Adjusted Net Income(2)
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income (loss)	$17,610	$(137,563)	$70,085	$(94,657)
Income allocated to participating securities	(1,154)	(355)	(4,969)	(3,065)
Net income (loss) applicable to common stockholders	16,456	(137,918)	65,116	(97,722)

Add:
Stock-based compensation	10,876	8,421	40,080	36,527
Amortization of intangible assets	8,592	8,591	34,844	18,415
Restructuring charges	2,121	-	2,121	656
Impairment of goodwill, intangible assets and long-lived assets	-	176,150	-	176,150
	38,045	55,244	142,161	134,026

Income tax effect of adjusting entries	(6,116)	(26,665)	(21,822)	(38,285)
Adjusted net income applicable to common stockholders	$31,929	$28,579	$120,339	$95,741

GAAP Earnings Per Share:
Basic net income (loss) per common share	$0.19	$(1.68)	$0.78	$(1.33)
Shares used to calculate basic net income (loss) per common share	84,667	81,880	83,698	73,236
Diluted net income (loss) per common share	$0.19	$(1.68)	$0.78	$(1.33)
Shares used to calculate diluted net income (loss) per common share	86,105	81,880	84,386	73,236

Adjusted Earnings Per Share:
Adjusted basic net income per common share	$0.38	$0.35	$1.44	$1.31
Shares used to calculate adjusted basic net income per common share	84,667	81,880	83,698	73,236
Adjusted diluted net income per common share(a)	$0.37	$0.34	$1.42	$1.29
Shares used to calculate adjusted diluted net income per common share(a)	86,491	82,949	84,684	74,088

(a) Includes the adjustment of shares used to calculate adjusted diluted net income per common share resulting from the elimination of stock-based compensation.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2009	December 31, 2008

ASSETS
Cash and cash equivalents	$115,509	$104,514
Accounts receivable, net	55,874	58,901
Deferred tax assets, net	15,797	16,170
Property and equipment, net	63,547	61,822
Goodwill and intangible assets, net	756,671	779,584
Other assets	42,536	52,536
Total assets	$1,049,934	$1,073,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$71,668	$83,372
Accrued liabilities	50,428	43,148
Member redemption liability	25,755	25,976
Deferred revenue	77,634	83,261
Debt, net of discounts	328,946	413,477
Deferred tax liabilities, net	44,788	60,834
Other liabilities	18,064	19,342
Total liabilities	617,283	729,410

Stockholders' equity	432,651	344,117

Total liabilities and stockholders' equity	$1,049,934	$1,073,527

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$17,610	$(137,563)	$70,085	$(94,657)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	25,488	22,697	99,753	76,300
Accretion of discounts and amortization of debt issue costs	2,296	1,023	6,179	1,470
Impairment of goodwill, intangible assets and long-lived assets	-	176,150	-	176,150
Provision for doubtful accounts receivable	1,794	1,334	6,481	2,322
Deferred taxes and other	(4,339)	(20,449)	(8,428)	(16,542)
Tax shortfalls from equity awards	(292)	(853)	(2,996)	(467)
Excess tax benefits (shortfalls) from equity awards	(490)	44	(584)	(295)
Change in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	(5,284)	(2,824)	(3,073)	1,242
Other assets	(1,054)	(879)	9,258	4,194
Accounts payable and accrued liabilities	27,437	17,723	(6,496)	(2,688)
Member redemption liability	866	(372)	(220)	1,415
Deferred revenue	(3,221)	2,285	(4,475)	12,201
Other liabilities	(1,560)	5,152	(1,958)	3,404
Net cash provided by operating activities	59,251	63,468	163,526	164,049

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,006)	(8,403)	(26,196)	(19,886)
Purchases of short-term investments	-	-	-	(120,378)
Proceeds from maturities of short-term investments	-	-	-	82,765
Proceeds from sales of short-term investments	-	-	-	106,364
Cash paid for acquisitions, net of cash acquired	-	(336)	-	(307,496)
Proceeds from sales of assets, net	22	-	36	45
Net cash used for investing activities	(8,984)	(8,739)	(26,160)	(258,586)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loans and revolver	-	947	-	421,988
Payments on term loans and revolver	(47,189)	(11,438)	(90,119)	(313,718)
Payments on capital leases	-	-	-	(13)
Payments for debt issue costs	-	-	-	(249)
Proceeds from exercises of stock options	11	7	546	1,668
Proceeds from employee stock purchase plan	1,579	1,178	4,069	3,754
Repurchases of common stock	(1,625)	(460)	(6,842)	(8,841)
Payments for dividends	(9,139)	(8,734)	(36,257)	(53,060)
Excess tax benefits (shortfalls) from equity awards	490	(44)	584	295
Net cash provided by (used for) financing activities	(55,873)	(18,544)	(128,019)	51,824

Effect of foreign currency exchange rate changes on cash and cash equivalents	(309)	(1,341)	1,648	(2,280)

Change in cash and cash equivalents	(5,915)	34,844	10,995	(44,993)
Cash and cash equivalents, beginning of period	121,424	69,670	104,514	149,507
Cash and cash equivalents, end of period	$115,509	$104,514	$115,509	$104,514

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(4)
(in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$59,251	$63,468	$163,526	$164,049
Add (deduct):
Capital expenditures	(9,006)	(8,403)	(26,196)	(19,886)
Excess tax benefits (shortfalls) from equity awards	490	(44)	584	295
Cash paid for restructuring charges	2,024	-	2,024	546
Free cash flow	$52,759	$55,021	$139,938	$145,004

UNITED ONLINE, INC.
Unaudited Segment Information
(in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
FTD
Revenues:
Services	$31,740	$34,155	$125,430	$47,277
Products	108,404	97,825	414,127	132,983
Advertising	972	1,705	6,288	1,705
Total revenues	141,116	133,685	545,845	181,965

Operating expenses:
Cost of revenues	86,515	79,241	325,216	107,513
Sales and marketing	22,291	23,470	89,975	30,717
Technology and development	3,373	3,230	13,692	4,144
General and administrative	11,839	10,468	44,939	14,549
Amortization of intangible assets	6,693	6,387	26,584	9,106
Impairment of goodwill, intangible assets and long-lived assets	-	175,867	-	175,867
Total operating expenses	130,711	298,663	500,406	341,896

Operating income (loss)	10,405	(164,978)	45,439	(159,931)
Depreciation	1,438	1,002	4,905	1,420
Amortization	6,693	6,387	26,584	9,106
Segment income (loss) from operations	18,536	(157,589)	76,928	(149,405)
Stock-based compensation	2,570	1,941	8,628	1,941
Impairment of goodwill, intangible assets and long-lived assets	-	175,867	-	175,867
Segment adjusted operating income before depreciation and amortization	$21,106	$20,219	$85,556	$28,403

Classmates Media
Revenues:
Services	$36,680	$37,625	$151,902	$139,386
Advertising	24,032	24,967	84,120	90,849
Total revenues	60,712	62,592	236,022	230,235

Operating expenses:
Cost of revenues	10,510	11,827	40,716	44,985
Sales and marketing	17,235	19,996	75,553	82,203
Technology and development	5,668	5,956	26,816	22,984
General and administrative	12,050	7,526	42,124	41,055
Amortization of intangible assets	1,637	1,942	7,209	8,061
Restructuring charges	2,121	-	2,121	-
Total operating expenses	49,221	47,247	194,539	199,288

Operating income	11,491	15,345	41,483	30,947
Depreciation	2,389	1,974	10,101	8,301
Amortization	1,637	1,942	7,209	8,061
Segment income from operations	15,517	19,261	58,793	47,309
Stock-based compensation	3,815	2,772	14,696	12,778
Restructuring charges	2,121	-	2,121	-
Segment adjusted operating income before depreciation and amortization	$21,453	$22,033	$75,610	$60,087

Communications
Revenues:
Services	$39,450	$49,651	$175,207	$218,414
Advertising	8,979	10,469	36,026	39,024
Total revenues	48,429	60,120	211,233	257,438

Operating expenses:
Cost of revenues	13,081	14,313	51,689	62,396
Sales and marketing	8,488	14,836	40,100	60,348
Technology and development	6,537	7,123	24,707	29,587
General and administrative	9,156	7,471	34,616	36,615
Amortization of intangible assets	262	262	1,050	1,248
Restructuring charges	-	-	-	656
Impairment of goodwill, intangible assets and long-lived assets	-	283	-	283
Total operating expenses	37,524	44,288	152,162	191,133

Operating income	10,905	15,832	59,071	66,305
Depreciation	2,193	2,709	9,823	11,637
Amortization	262	262	1,051	1,248
Segment income from operations	13,360	18,803	69,945	79,190
Stock-based compensation	4,491	3,708	16,756	21,808
Restructuring charges	-	-	-	656
Impairment of goodwill, intangible assets and long-lived assets	-	283	-	283
Segment adjusted operating income before depreciation and amortization	$17,851	$22,794	$86,701	$101,937

Consolidated adjusted operating income before depreciation and amortization	$60,410	$65,046	$247,867	$190,427

Reconciliation of segment revenues to consolidated revenues:
FTD	$141,116	$133,685	$545,845	$181,965
Classmates Media	60,712	62,592	236,022	230,235
Communications	48,429	60,120	211,233	257,438
Intersegment eliminations	(767)	(235)	(2,968)	(235)
Consolidated revenues	$249,490	$256,162	$990,132	$669,403

Reconciliation of segment operating expenses to consolidated operating expenses:
FTD	$130,711	$298,663	$500,406	$341,896
Classmates Media	49,221	47,247	194,539	199,288
Communications	37,524	44,288	152,162	191,133
Intersegment eliminations	(767)	(235)	(2,968)	(235)
Consolidated operating expenses	$216,689	$389,963	$844,139	$732,082

Reconciliation of segment income (loss) from operations to consolidated operating income (loss):
FTD	$18,536	$(157,589)	$76,928	$(149,405)
Classmates Media	15,517	19,261	58,793	47,309
Communications	13,360	18,803	69,945	79,190
Total segment income (loss) from operations	47,413	(119,525)	205,666	(22,906)
Depreciation	(6,020)	(5,685)	(24,829)	(21,358)
Amortization of intangible assets	(8,592)	(8,591)	(34,844)	(18,415)
Consolidated operating income (loss)	$32,801	$(133,801)	$145,993	$(62,679)

UNITED ONLINE, INC.
Unaudited Selected Quarterly Historical Key Metrics (a)

	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Consolidated:
Revenues (in thousands)	$249,490	$216,206	$260,789	$263,647	$256,162

FTD:
Revenues (in thousands)	$141,116	$107,526	$149,216	$147,987	$133,685
% of consolidated revenues	57%	50%	57%	56%	52%

Consumer orders(5) (in thousands)	1,594	1,075	1,711	1,691	1,467
Average order value(5)	$60.14	$61.29	$59.78	$57.70	$58.80
Average foreign currency exchange rate: GBP to USD	1.63	1.64	1.55	1.43	1.56

Classmates Media:
Segment revenues (in thousands)	$60,712	$58,682	$58,155	$58,473	$62,592
% of consolidated revenues	24%	27%	22%	22%	24%

Pay accounts (in thousands)	4,886	4,785	4,621	4,563	4,319
Segment churn(b)	3.8%	3.8%	4.3%	4.1%	4.4%
ARPU(c)	$2.53	$2.71	$2.81	$2.87	$2.98
Segment active accounts (in millions)	19.4	16.9	16.4	16.8	16.0

Communications:
Segment revenues (in thousands)	$48,429	$50,679	$54,147	$57,978	$60,120
% of consolidated revenues	19%	23%	21%	22%	23%

Pay accounts (in thousands):
Access	1,036	1,118	1,203	1,316	1,388
Other	314	322	329	337	347
Total Communications pay accounts	1,350	1,440	1,532	1,653	1,735

Segment churn(b)	4.4%	4.6%	4.9%	4.8%	4.3%
ARPU(c)	$9.43	$9.43	$9.55	$9.45	$9.31
Segment active accounts (in millions)	2.2	2.3	2.4	2.6	2.7

(a) More information on the financial results for these quarters can be found in the company's filings with the Securities and Exchange Commission.

(b) Churn is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for the same period, divided by the number of months in that period.

(c) ARPU is calculated by dividing services revenues for a period by the average number of pay accounts for that period, divided by the number of months in that period.

CONTACT:
United Online, Inc.
Investors:
Erik Randerson, CFA
818-287-3350
investor@untd.com
or
Press:
Scott Matulis
818-287-3388
pr@untd.com